Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner
President and
Chief Executive Officer
120 Wilshire Boulevard
Santa Monica, CA 90401
Phone:	310-458-1521 x 271
Fax:	310-451-4555

FOR IMMEDIATE RELEASE	JULY 8, 2003

FIRST NATIONAL BANK APPOINTS ROBERT M. BORGMAN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
—	John M. Eggemeyer to become Chairman of the Board of
First National Bank

San Diego, California . . . First National Bank, a wholly owned subsidiary of First Community Bancorp (Nasdaq: FCBP), announced today that Robert M. Borgman, currently Executive Vice President and Chief Credit Officer of First Community Bancorp, has been appointed President and Chief Executive Officer of First National Bank, effective immediately.  Mr. Borgman succeeds Stephen Rippe, who served as President and Chief Executive Officer until June 4, 2003.

Matt Wagner, Chairman of First National and President and Chief Executive Officer of First Community commented, “Bob Borgman is the natural choice to lead First National Bank on its path of continued growth and success.   The Board of Directors of First Community felt that in addition to sharing our vision for the success of First National, Bob’s familiarity with First National, as well as its employees and customers, made him the best person for the job.  His extensive background in commercial lending and credit will serve the bank well.”

Mr. Borgman has been Executive Vice President and Chief Credit Officer for First Community Bancorp since its formation in May 2000 and is a director of both First National Bank and First Community’s other subsidiary, Pacific Western National Bank.  Mr. Borgman was formerly Chief Credit Officer of Western Bancorp from August 1997 until November 1999.  Mr. Borgman was President and Chief Executive Officer of National Business Finance, Inc., a national commercial finance and factoring organization, headquartered in Denver Colorado from July 1987 to August 1997.  Mr. Borgman was also associated with First Interstate Bank and its predecessors, First National Bank of Denver and Intrawest Bank, from January 1979 through July 1987, during which time he held numerous positions, including Senior Vice President in charge of commercial lending.

“First National is an outstanding institution with a terrific reputation in San Diego and neighboring counties,” stated Mr. Borgman.  “I look forward to ensuring that First National maintains its position as the leading San Diego-based community bank, and continues to enhance its services for the region’s business community and residents.”

First National also announced that John M. Eggemeyer, Chairman of First Community Bancorp, will join First National’s Board of Directors as Chairman of the Board.  Mr. Eggemeyer, a resident of Rancho Santa Fe, California, was Chairman of Rancho Santa Fe National Bank from February 1995 until May 2000 when it was acquired by First Community.  Mr. Eggemeyer is also founder and Chief Executive Officer of Castle Creek Capital, LLC, Castle Creek Financial LLC and Belle Plaine Partners, Inc., which together form a merchant banking organization serving the banking industry.  Mr. Eggemeyer has also been a director since 1994 of TCF Financial Corp., a bank holding company based in Minneapolis, Minnesota, and recently he joined the board of directors of Pennsylvania-based American Financial Realty Trust.

Matt Wagner, currently Chairman of First National, will become Vice-Chairman of First National's Board.

About First Community Bancorp

First Community Bancorp is a bank holding company with approximately $2.1 billion in assets as of March 31, 2003 via its two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 31 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 18 branches located throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank has 13 branches across San Diego County.  On April 17, 2003, First Community announced its acquisition of Verdugo Banking Company, a one-branch bank located in Glendale, California with approximately $179 million in assets as of March 31, 2003.  The acquisition is expected to close in mid-third quarter 2003.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements.  All statements other than statements of historical fact are forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which First Community does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect First Community’s business; changes that may occur in the securities markets; and other risks that are described in First Community’s Securities and

Exchange Commission filings.  If any of these uncertainties materializes or any of these assumptions proves incorrect, First Community’s results could differ materially from First Community’s expectations as set forth in these statements.  First Community assumes no obligation to update such forward-looking statements.

Investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2002 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.